Exhibit 99.1



               Key Technology Announces 2007 First Quarter Results

      Sales, Orders, Backlog and Earnings Up Substantially Over Prior Year



    WALLA WALLA, Wash.--(BUSINESS WIRE)--Feb. 8, 2007--Key Technology, Inc. (Nasdaq:KTEC) today announced sales and operating results for the first quarter of fiscal 2007 ended December 31, 2006.

    Net sales for the three-month period ended December 31, 2006 totaled $22.6 million, compared to $19.2 million recorded in the same quarter last year. Net earnings for the quarter were $1.6 million or $0.29 per diluted share, compared with a net loss of $510,000, or $0.10 per diluted share, in the same period a year ago. Included in the net earnings for the quarter ended December 31, 2006 was the $750,000 gain from the sale of the Company's 50% interest in InspX LLC, a jointly owned manufacturer of x-ray inspection systems formed in 2004.

    Gross profit for the first quarter of fiscal 2007 was $8.7 million compared to $7.0 million in the corresponding period last year. As a percentage of sales, gross profit for the quarter was 38.6% compared to 36.3% in the first quarter of fiscal 2006.

    "The first quarter was a very good start for our year. Both orders and sales were first quarter records," commented David Camp, President and Chief Executive Officer. "We ended the quarter with a record first quarter backlog. It should be noted, however, that some of this backlog is not scheduled to ship until the third quarter of fiscal 2007. We are also pleased that we were able to reach closure regarding the sale of our interest in InspX in December.

    "Overall, our core business continues to be strong. We are extremely pleased by the signals we are seeing regarding acceptance of our products in Mexico. On the other hand, the poor potato harvest in Europe has negatively impacted demand for our products in that geographic market. With respect to our Symetix business initiative in the pharmaceutical and nutraceutical market, we received an important order for nutraceutical equipment during the quarter."

    Operating expenses for the quarter ended December 31, 2006 were $7.8 million, or 34.6% of sales, compared to $7.7 million, or 40.1% of sales in the same quarter last year. Included in operating expenses for the quarter were costs related to the Company's Medford, Oregon operations, which subsequently have been reduced with the consolidation of these operations into the Walla Walla headquarters as of December 31, 2006. Also included in operating expenses were costs related to wrapping up operations at the Company's Freshline Machines facility in Sydney, Australia.

    New orders received during the first quarter of fiscal 2007 increased 27.3% to $23.4 million, compared to $18.4 million in the same period last year. The Company's backlog at December 31, 2006 was $23.7 million, compared to a backlog of $15.8 million in the same quarter last year.

    "The improvement in gross profit percentage over the prior year corresponding quarter was due to the benefit of cost absorption through the increased volume of manufactured product. Our current backlog causes us to believe this favorable comparison to prior periods will also be reflected in subsequent quarters in fiscal 2007," commented Ron Burgess, Chief Financial Officer. "While operating expenses were slightly higher than the corresponding period in the prior year, they included costs associated with consolidation activities at both Medford and Freshline. The actions related to those operations are essentially complete and, as a result we expect to see lower costs in the second quarter and beyond."

    Conference Call

    The Company's conference call for the December quarter can be heard live on the Internet at 1:30 p.m. Pacific Time on Thursday, February 8. To access the call, go to www.key.net/investor.cfm at least fifteen minutes prior to the call to download and install any necessary audio software.

    About Key Technology

    Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company's products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon, the Netherlands, and a small facility in Australia, and worldwide sales and service coverage.

    This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.

    The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

    -- adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;

    -- competition and advances in technology may adversely affect sales and prices;

    -- failure of the Company's new products may not compete successfully in either existing or new markets;

    -- the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits; and

    -- the inability of the Company to protect its intellectual property, especially as the Company expands geographically, may adversely affect the Company's competitive advantage.

    For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," to the Company's Annual Report on Form 10-K for the fiscal year ended
September 30, 2006.

   Note: News releases and other information on Key Technology, Inc.
            can be accessed at www.key.net on the Internet.

                            -TABLES FOLLOW-

                 Key Technology, Inc. and Subsidiaries

              Statement of Selected Operating Information

           (Unaudited, in thousands, except per share data)



                                                       Three Months
                                                    Ended December 31,
                                                    ------------------
                                                      2006      2005
                                                    ------------------

Net sales                                           $ 22,609  $19,195
Gross profit                                           8,720    6,971
Operating expenses
  Selling and marketing                                3,918    3,417
  Research and development                             1,670    1,490
  General and administrative                           1,909    2,450
  Amortization of intangibles                            327      334
                                                    --------- --------
Total operating expenses                               7,824    7,691
Earnings (loss) from operations                          933     (661)
Earnings (loss) before income taxes                    1,986     (773)
Net Earnings (loss)                                    1,566     (510)
Net Earnings (loss) per common share
    - basic                                         $   0.30  $ (0.10)
    - diluted                                       $   0.29  $( 0.10)
Weighted average common and common equivalent shares
 outstanding
    - basic                                            5,240    5,187
    - diluted                                          5,361    5,187


                 Key Technology, Inc. and Subsidiaries

                  Selected Balance Sheet Information

                       (Unaudited, in thousands)



                                           December 31, September 30,
                                              2006          2006
                                           ------------ --------------
                                                 (in thousands)

Cash and cash equivalents                      $17,847        $15,246
Trade accounts receivable, net                  10,685         10,381
Inventories                                     15,881         16,035
Total current assets                            48,760         46,101
Property, plant and equipment, net               4,030          4,275
Goodwill and other intangibles, net              7,077          7,400
Total assets                                    59,869         57,938
Total current liabilities                       16,296         16,044
Shareholders' equity                            42,660         41,252




    CONTACT: Key Technology, Inc.
             Ron Burgess, Chief Financial Officer, 509-529-2161